UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2024

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL: See Exhibit 99.1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01. Other Events.

On February 15, 2024 (the Grant Date), the Compensation, Performance Management and Culture Committee of the Citigroup Inc. (Citi) Board of Directors (the Compensation Committee) approved incentive compensation awards for 2023 performance to Citi’s Chief Executive Officer (CEO) Jane Fraser.

The Compensation Committee’s 2023 incentive compensation determination for Ms. Fraser reflected its belief that Ms. Fraser’s strategic and other priorities are sound and that she is executing on them promptly and thoughtfully, with an eye towards driving long-term sustainable growth, improved returns and enhanced safety and soundness. These priorities include simplifying Citi; aligning Citi’s organizational structure to its business strategy and increasing accountability, transparency and focus of execution for Citi’s businesses; exiting or winding down Citi’s remaining international consumer markets; and executing on Citi’s risk and control Transformation.

Citi’s compensation process starts with goal setting, in which the Compensation Committee approves scorecards for Ms. Fraser and Citi’s other executive officers at the beginning of each year. The scorecards include both individual and corporate metrics and drive performance assessments across Financial, Risk and Control, Client and Franchise, and Leadership performance pillars. Year-end performance assessments occur in conjunction with market benchmarking versus peers, which lead to the Compensation Committee determination.

The following factors were a focus of the Compensation Committee’s 2023 compensation determination for Ms. Fraser:

●	As Citi’s CEO, Ms. Fraser has:
o	Reset Citi’s strategy to focus on five interconnected businesses and to exit 14 international consumer markets. Under her leadership, Citi has:
◾	Provided greater transparency into the core businesses’ financial performance with new financial reporting.
◾	Invested in the businesses in order to modernize our infrastructure, automate processes and enhance data and analytics.
◾	Brought in external talent in key strategic areas, such as our Wealth business, to enhance performance and returns.
◾	Closed nine of the 14 international consumer business exits, and wound down over 70% of our total retail loans and deposits in Russia, Korea and China.
o	Announced the most consequential set of changes to its organizational and management model since the 2008 financial crisis. These include the creation of a centralized Client organization, elimination of redundant management layers and duplicative regional leadership structures, and elevation of the leaders of the five core businesses to raise accountability.
o	Continued to execute on remediation of issues identified in the Consent Orders issued in 2020 by the Federal Reserve Board and the Office of the Comptroller of the Currency, recognizing that there is substantial additional work to be done.
◾	Notably, in 2023 the Federal Reserve Board announced the termination of its 2015 Cease and Desist Order related to certain foreign exchange activities.

●	Citi’s overall 2023 financial performance, including:
o	Full year revenues of $78.5 billion, up 4% from 2022.
o	Net income for the full year of $9.2 billion, down 38% from 2022.
o	Full year diluted earnings per share of $4.04, down 42% from 2022.
o	The return of $6.1 billion in capital to Citi’s common shareholders, and a Common Equity Tier 1 Capital (CET1) ratio of 13.37% under the Basel III Standardized Approach.
●	Citi’s absolute and relative total shareholder returns during 2023, including the various elements of Citi’s executive compensation program that tie compensation to total shareholder returns.
●	Competitive market levels of pay for CEOs of peer institutions.

For 2023, the Compensation Committee determined that Ms. Fraser’s compensation is $26.0 million, consisting of a flat base salary of $1.5 million and a total incentive award of $24.5 million as indicated in the following table.

CEO Compensation for 2023
Element	Form	Amount
Base Salary	Cash	$1.5 million
Cash Incentive	Cash (15% of total incentive award)	$3.675 million
Deferred Incentive	Deferred Stock (35% of total incentive award) Vests ratably over 4 years subject to performance conditions	$8.575 million
	Performance Share Units (PSUs) (50% of total incentive award) Vests based on equally weighted tangible book value per share over 3 years and weighted average return on tangible common equity	$12.25 million
Total		$26.0 million

Consistent with prior years, the number of shares of deferred stock granted for 2023 was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock on the five business days immediately preceding the Grant Date ($53.788). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by the same five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the material elements of the compensation for 2023 awarded to Ms. Fraser and the other named executive officers, will be presented in Citi’s 2024 Proxy Statement for the Annual Meeting of Stockholders, which is expected to be filed with the U.S. Securities and Exchange Commission in March 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.

101	See the cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: February 20, 2024
	By:	/s/ Brent McIntosh
Brent McIntosh
Chief Legal Officer and Corporate Secretary